Exhibit 99.1

Investor Contacts:

Jeffrey Goldberger / Garth Russell
KCSA Strategic Communications

jgoldberger@kcsa.com / grussell@kcsa.com
(212)-896-1249 / (212)-896-1250

VAPOR CORP. ANNOUNCES RECEIPT OF NASDAQ LISTING DETERMINATION; INTENDS TO REQUEST HEARING

DANIA BEACH, Fla., Jan. 26, 2016 — Vapor Corp. (NASDAQ: VPCO) (the “Company”), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, today announced that it received notice that the Nasdaq Listing Qualifications Staff had determined that the continued listing of Vapor’s common stock is no longer in the public interest as that concept is described in Nasdaq Listing Rule 5110. The Staff indicated that, given the potential for dilution of Vapor’s shareholders that may be caused by the cashless exercise provision of Vapor’s Series A warrants, the Staff believes that the grace period provided to Vapor to regain compliance with the $1.00 bid price requirement is no longer warranted.

Vapor plans to request a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”), which will stay any action arising from the Staff’s determination at least pending the issuance of a decision by the Panel subsequent to the hearing and the ultimate conclusion of the hearing process. Vapor will address the Staff’s concerns and request the continued listing of its common stock at the hearing before the Panel. There can be no assurance, however, that the Panel will grant Vapor’s request for the continued listing of its common stock on Nasdaq.

About Vapor Corp.

Vapor Corp., a Nasdaq company, is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain “The Vape Store” as part of a merger with Vaporin, Inc. The Company’s innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company’s brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under “The Vape Store” brand.

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Vapor Corp.’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor’s expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings “Risk Factors” in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.’s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.